SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             Smithtown Bancorp, Inc.
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            (Exact name of registrant as specified in its charter)


        New York                                           11-2695037
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(State of incorporation or organization)                 (IRS Employer
                                                       Identification No.)


One East Main Street, Smithtown, NY                           11787
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(Address of principal executive offices)                   (Zip Code)


If this form relates to the                  If this form relates to the
registration of a class of                   registration of a class of
securities pursuant to                       securities pursuant to
Section 12(b) of the Exchange                Section 12(g) of the Exchange
Act and is effective pursuant                Act and is effective pursuant
to General Instruction A.(c),                to General Instruction A.(d),
please check the following box.[_]           please check the following box.[X]


Securities Act registration statement file number to which this form relates:

---------------------
   (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act: None

      Title of Each Class                   Name of Each Exchange on Which
      to be so Registered                   Each Class is to be Registered
      -------------------                   ------------------------------

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Securities to be registered pursuant to Section 12(g) of the Act:


            Rights to purchase Series A Participating Preferred Stock
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                                (Title of Class)

Item 1.  Description of Registrant's Securities to be
         Registered.

         On January 22, 1998, Smithtown Bancorp, Inc., a New York corporation (the "Company"), amended the Shareholder Protection Rights Agreement, dated as of September 23, 1997 (the "Rights Agreement"), as amended by the Amendment to Rights Agreement, dated as of January 22, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company ("ChaseMellon"), to provide that the Exercise Price (as defined in the Rights Agreement) was amended to be $340.00.





Item 2.  Exhibits.

Exhibit No.      Description
-----------      -----------

   (1) Amendment to Rights Agreement, dated as of January 22, 1998, between the Company and ChaseMellon.

                                    SIGNATURE



         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                       SMITHTOWN BANCORP, INC.



Date: January 22, 1998                 By /s/ Bradley E. Rock
                                         --------------------------------------
                                         Name: Bradley E. Rock
                                         Title: Chairman of the Board, President
                                                and Chief Executive Officer

                                                                       Exhibit 1
                                  AMENDMENT TO
                     SHAREHOLDER PROTECTION RIGHTS AGREEMENT


         AMENDMENT, dated as of January 22, 1998 (this "Amendment"), to the Shareholder Protection Rights Agreement, dated as of September 23, 1997 (the "Rights Agreement"), between Smithtown Bancorp, Inc., a New York corporation (the "Company") and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

         WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company and the Rights Agent may, prior to the Flip-in Date (as defined in the Rights Agreement), amend the Rights Agreement without the approval of any holders of Rights (as defined in the Rights Agreement). The Company now desires to amend the Rights Agreement as set forth in this Amendment; and

         WHEREAS, at a meeting of the board of directors of the Company on December 31, 1997, the board of directors of the Company unanimously approved the amendment to the Rights Agreement set forth in this Amendment and authorized the Company to execute an amendment to the Rights Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Amendment of Section 1.1

         The Rights Agreement is hereby amended by deleting in its entirety the second sentence in the definition of "Exercise Price" contained in Section 1 thereof and substituting therefor the following:

         "Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $340.00"

         2. Amendment to Form of Rights Certificate

         The form of Rights Certificate set forth in the Rights Agreement as Exhibit A is hereby amended by deleting in its entirety the last sentence of the first paragraph of the form of Rights Certificate (not including the legend at the top of such form) and substituting therefor the following:

         "The Exercise Price shall initially be $340.00 per Right and shall be subject to adjustment as provided in the Agreement."

         3. GOVERNING LAW. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

         4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument.

         Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                   SMITHTOWN BANCORP, INC.



                                   By:/s/ Bradley E. Rock
                                      -----------------------------------------
                                      Name: Bradley E. Rock
                                      Title: Chairman of the Board, President
                                             and Chief Executive Officer


                                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.



                                   By:/s/ Laura R. Picone
                                      -----------------------------------------
                                      Name: Laura R. Picone
                                      Title: Vice President